UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: May 23, 2016
(Date of earliest event reported)

FORESTAR GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	Commission File Number	26-1336998
(State or other jurisdiction of incorporation or organization)	001-33662	(I.R.S. Employer Identification No.)

6300 Bee Cave Road, Building Two, Suite 500
Austin, Texas 78746
(Address of principal executive offices) (zip code)

(512) 433-5200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On May 23, 2016, Forestar Group Inc. (the “Company”) announced the commencement of a cash tender offer (the “Tender Offer”) by the Company and its wholly-owned subsidiary, Forestar (USA) Real Estate Group Inc. (“Forestar USA”), to purchase any and all of Forestar USA’s outstanding $220.8 million aggregate principal amount of 8.500% Senior Secured Notes due 2022 (CUSIP Nos. 346234AB3 and U34552AB2) (the “Notes”). As part of the Tender Offer, the Company is soliciting consents (the “Consent Solicitation”) from the holders of the Notes for certain proposed amendments that would eliminate or modify certain restrictive covenants and events of default and other provisions contained in the indenture governing the Notes, as well as effect the release of the subsidiary guarantees and the collateral securing the notes (upon the receipt of consents representing at least 66 ⅔% of the aggregate principal amount of the Notes then outstanding). The Company’s guarantee of the Notes will not be released even if the proposed amendments are effected. A copy of the press release announcing the Tender Offer and Consent Solicitation is hereby incorporated by reference and attached hereto as Exhibit 99.1.
This report does not constitute a notice of redemption under the optional redemption provisions of the indenture governing the Notes, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

 Item 9.01. Financial Statements and Exhibits.
 (d)        Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release, announcing the Tender Offer and Consent Solicitation, dated May 23, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORESTAR GROUP INC.

Date: May 23, 2016	By:	/s/ David M. Grimm
	Name:	David M. Grimm
	Title:	Chief Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, announcing the Tender Offer and Consent Solicitation, dated May 23, 2016.

4